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                                                                    EXHIBIT 99.1


                     (HERITAGE PROPANE PARTNERS, L.P. LOGO)


                                  PRESS RELEASE

                         HERITAGE PROPANE PARTNERS, L.P.
                            ANNOUNCES EQUITY OFFERING


TULSA, OKLAHOMA - JANUARY 8, 2004 - Heritage Propane Partners, L.P. (NYSE:HPG) today announced that it plans to sell 7,000,000 common units in a public offering. Heritage plans to use the net proceeds from the offering to pay a portion of the consideration related to the previously announced business combination with Energy Transfer Company. The closing of the offering is expected to occur immediately prior to the closing of the Energy Transfer transaction. Heritage will also grant the underwriters for the offering an option to purchase an additional 1,050,000 common units to cover over-allotments.

Citigroup and Lehman Brothers will act as joint book-running managers for the offering. Co-managers for this offering will be UBS Investment Bank, A.G. Edwards & Sons, Inc., Wachovia Securities, Credit Suisse First Boston, RBC Capital Markets, Raymond James and Stephens Inc. Copies of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, Attn: Prospectus Department, Phone:
718-765-6732, and Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Phone:
631-254-7106, Fax: 631-254-7268, email: niokioh_wright@adp.com.

The common units will be sold pursuant to the Partnership's shelf registration statement. This news release does not constitute an offer to sell or the solicitation of an offer to buy the common units described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Heritage is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from over 300 customer service locations in 31 states. Operations extend from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed form time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership's website at www.heritagepropane.com. For information, please contact Michael L. Greenwood, Vice President and Chief Financial Officer, at 918-492-7272.